EXHIBIT 99.1

Investor Contact:

The Investor Relations Group

Erika Moran/Dian Griesel, Ph.D.

Media Contact: Lynn Granito

Phone: 212-825-3210

Unigene Announces Financial Results for Fourth Quarter

And Year-End 2007

Record Revenue for 2007 Increases 237% to $20,400,000

FAIRFIELD, N.J. – March 17, 2008 — Unigene Laboratories, Inc. (OTCBB: UGNE, http://www.unigene.com) has reported its financial results for December 31, 2007.

Revenue for the three months ended December 31, 2007 was $3,033,000, compared to $3,415,000 for the three months ended December 31, 2006, and $20,423,000 for the year ended December 31, 2007, compared to $6,059,000 for the year ended December 31, 2006. Revenue for all periods primarily consists of Fortical sales and royalties, which were $16,131,000 for the year ended December 31, 2007, and $5,272,000 for the year ended December 31, 2006.

Net loss for the three months ended December 31, 2007 was $1,670,000, or $.02 per share, compared to a net loss of $3,025,000, or $.03 per share, for the three months ended December 31, 2006.

Net loss for the year ended December 31, 2007 was $3,448,000, or $.04 per share, compared to a net loss of $11,784,000, or $.14 per share, for the year ended December 31, 2006. The years ended December 31, 2007 and December 31, 2006, include $954,000 and $794,000, respectively, in expenses for non-cash stock option compensation.

Total operating expenses were $5,256,000 for the three months ended December 31, 2007, a decrease of $1,343,000 from $6,599,000 for the three months ended December 31, 2006.

Total operating expenses were $23,522,000 for the year ended December 31, 2007, an increase of $6,483,000 from $17,039,000 for the year ended December 31, 2006. The increase was primarily attributable to increased cost of goods sold, due to increased sales to Upsher-Smith and Novartis.

Cash at December 31, 2007 was $3,678,000, an increase of approximately $320,000 from December 31, 2006.

Following are some of the highlights of 2007 accomplishments and new developments that will be discussed during Tuesday’s earnings call:

•	2007 revenues increased 237% as compared with 2006, to a record $20.4 million, and the net loss decreased 71% during the same period.

•	According to IMS, Fortical prescriptions have captured more than 52% of the US nasal calcitonin market, making Fortical the most frequently prescribed nasal calcitonin product in the US.

•

Novartis and its development partner initiated two pivotal Phase III studies in 2007 for their oral calcitonin program using our licensed production technology, triggering a $5.5 million payment to Unigene from Novartis. The studies will evaluate the possible use of oral calcitonin for osteoporosis and osteoarthritis.

•	Unigene’s oral calcitonin program’s Phase I/II study was successfully completed and Unigene intends to take the product into the pivotal clinical study with a corporate partner.

•

Unigene and SPG plan to expand their Chinese joint venture to allow for the development of new pharmaceutical products in China, with Unigene retaining 45% ownership of the joint venture and any profits/losses that are realized.

•

Unigene’s Site-Directed Bone Growth technology was described in a publication last month in the journal Tissue Engineering. Results show that normal bone growth occurred at an accelerated rate at only the targeted location.

•	Unigene intends to conduct a clinical study with its improved formulation of oral parathyroid hormone. Preparations are currently underway.

•	Unigene licensed early-stage technologies from the University of London in 2007 with potential application to the treatment of inflammatory diseases and cardiac reperfusion injury.

•

Unigene is currently performing a number of externally funded feasibility studies evaluating the application of its oral delivery and/or manufacturing technologies to peptides for various indications that are proprietary to pharmaceutical companies.

•

During 2007, Unigene had positive cash flow from operations, with more than $3 million provided from corporate activities. However, due to increased expenses associated with the above programs and continuing fluctuation in quarterly revenues, Unigene will need additional revenues or other sources of funds, which the company is pursuing.

Unigene will host a conference call tomorrow morning, Tuesday, March 18th at 9:00 AM EDT, to discuss its 2007 year-end financial results and to provide a Company update. The Company invites all those interested in hearing management’s discussion to join the call by dialing 866-585-6398 for participants in the United States and 416-849-9626 for international participants.

UNIGENE LABORATORIES, INC.

BALANCE SHEETS

DECEMBER 31, 2007 and 2006

	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$3,677,637	$3,357,351
Accounts receivable	3,142,196	1,240,114
Inventory	3,327,289	5,283,000
Prepaid expenses and other current assets	908,168	303,444

Total current assets	11,055,290	10,183,909
Noncurrent inventory	627,020	—
Property, plant and equipment, net	3,217,608	2,364,141
Patents and other intangibles, net	1,810,987	1,438,848
Investment in joint venture	27,440	30,545
Other assets	135,815	33,879

Total assets	$16,874,160	$14,051,322

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,328,272	$884,958
Accrued expenses – other	1,983,558	1,806,707
Current portion – deferred licensing fees	1,313,006	762,752
Notes payable – stockholders	—	8,105,000
Accrued interest – stockholders	—	8,081,180
Current portion – capital lease obligations	40,078	70,780

Total current liabilities	4,664,914	19,711,377
Notes payable – stockholders	15,737,517	—
Accrued interest – stockholders	783,279	—
Deferred licensing fees, excluding current portion	11,982,829	8,156,262
Capital lease obligations, excluding current portion	1,865	40,880
Deferred compensation	374,500	330,643

Total liabilities	33,544,904	28,239,162
Commitments and contingencies
Stockholders’ deficit:
Common Stock – par value $.01 per share, authorized 135,000,000 shares; issued and outstanding: 87,753,715 shares in 2007 and 87,731,015 shares in 2006	877,537	877,310
Additional paid-in capital	105,705,387	104,740,178
Accumulated deficit	(123,253,668)	(119,805,328)

Total stockholders’ deficit	(16,670,744)	(14,187,840)

Total liabilities and stockholders’ deficit	$16,874,160	$14,051,322

UNIGENE LABORATORIES, INC.

STATEMENTS OF OPERATIONS

Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Revenue:

Product sales	$12,758,640	$2,829,678	$6,836,524
Royalties	5,572,349	2,450,531	2,613,364
Licensing revenue	1,173,429	756,759	4,756,753
Development services	300,000	—	11,729
Grant and other revenue	618,411	21,964	57,180

	20,422,829	6,058,932	14,275,550

Operating expenses:
Cost of goods sold	7,222,534	1,752,680	1,448,472
Research, development and facility expenses	8,487,687	8,567,452	6,034,343
General and administrative	7,811,966	6,422,693	4,639,638
Inventory reserve	—	296,266	1,558,689

	23,522,187	17,039,091	13,681,142

Operating (loss) income	(3,099,358)	(10,980,159)	594,408
Other income (expense):
Interest income	305,015	265,489	32,799
Interest expense-principally to stockholders	(1,377,929)	(1,598,265)	(1,542,711)

Loss before income taxes	(4,172,272)	(12,312,935)	(915,504)
Income tax benefit – principally from sale of New Jersey tax benefits	723,932	528,799	419,911

Net loss	$(3,448,340)	$(11,784,136)	$(495,593)

Loss per share – basic and diluted:
Net loss per share	$(0.04)	$(0.14)	$(0.01)

Weighted average number of shares outstanding – basic and diluted	87,742,329	86,813,378	81,482,223

About Unigene

Unigene Laboratories, Inc. is a biopharmaceutical company focusing on the oral and nasal delivery of large-market peptide drugs. Due to the size of the worldwide osteoporosis market, Unigene is targeting its initial efforts on developing calcitonin and PTH-based therapies. Fortical®, Unigene’s nasal calcitonin product for the treatment of postmenopausal osteoporosis, received FDA approval and was launched in August 2005. Unigene has licensed the U.S. rights for Fortical to Upsher-Smith Laboratories, worldwide rights for its oral PTH technology to GlaxoSmithKline and worldwide rights for its calcitonin manufacturing technology to Novartis. Unigene’s patented oral delivery technology has successfully delivered, in preclinical and/or clinical trials, various peptides including calcitonin, PTH and insulin. Unigene’s patented manufacturing technology is designed to cost-effectively produce peptides in quantities sufficient to support their worldwide commercialization as oral or nasal therapeutics. For more information about Unigene, call (973) 882-0860 or visit www.unigene.com. For information about Fortical, visit www.fortical.com.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements regarding us and our business, financial condition, results of operations and prospects. Such forward-looking statements include those which express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. We have based these forward-looking statements on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include statements about the following: general economic and business conditions, our financial condition, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human trials, our dependence on patents and other proprietary rights, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, the failure to obtain regulatory approvals for our products and other risk factors discussed in our Securities and Exchange Commission filings. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors.